EXHIBIT 5.18

March 4, 2009

VIA EDGAR

United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the “Registrant”)
Registration Statement on Form F-10
Consent of Expert

This letter is provided in connection with the Registrant’s Amendment No. 1 to the Form F-10 registration statement originally filed on February 23, 2009 (SEC File No. 333-157468), and any amendments thereto and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the “Registration Statement”).

I hereby consent to the use of my name in connection with and reference to my involvement in the preparation of (i) the “Technical Report on the Feasibility Study for the Burnstone Gold Project, Balfour, Mpumalanga Province, Republic of South Africa”, dated May 10, 2006, (ii) the “Report on the Resource Estimate for the Burnstone Project, Mpumalanga Province of the Republic of South Africa” dated March 19, 2007,  (iii) March 19, 2007 “Technical Report — Update on the Exploration Activities on the Hollister Gold Project, Elko County, Nevada”, revised April 3, 2007, and (iv) the “Technical Report and Updated Preliminary Assessment of the Ivanhoe Gold Project, Elko County, Nevada” dated September 12, 2006 and revised April 3, 2007 (together, the “Technical Reports”), and to references to the Technical Reports, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Reports in the Registration Statement.

Yours truly,

/s/ David M. R. Stone

David M. R. Stone P. Eng.